THE ISSUANCE AND SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.

PROMISSORY NOTE

 March ____, 2011

FOR VALUE RECEIVED, COMPOSITE TECHNOLOGY CORPORATION, a Nevada corporation (the “Maker”), by means of this Promissory Note (this “Note”), hereby unconditionally promises to pay to the order of __________ (the “Payee”) the principal amount of $_______________ in lawful money of the United States of America and in immediately available funds, on the dates provided in the Loan Agreement (defined below).

This Note is a “Note” referred to in the Loan Agreement dated as of March ____, 2011 among the Maker and the Payee (as modified and supplemented and in effect from time to time, the “Loan Agreement”), with respect to the Loan made by the Payee thereunder.  Capitalized terms used and not expressly defined herein shall have the respective meanings assigned to them in the Loan Agreement.

This Note shall bear interest on the outstanding principal amount hereof, at the rates and pursuant to the provisions set forth in the Loan Agreement.

The Maker shall make all payments to the Payee of interest and principal under this Note in the manner provided in and otherwise in accordance with the Loan Agreement.  The outstanding principal amount of this Note shall be due and payable in full on the Maturity Date.

If default is made in the punctual payment of principal or any other amount under this Note in accordance with the Loan Agreement, or if any other Event of Default has occurred, this Note shall, at the Payee’s option exercised at any time upon or after the occurrence of any such payment default or other Event of Default and in accordance with the applicable provisions of the Loan Agreement, become immediately due and payable.

The Maker shall pay all costs of collection, including, without limitation, all reasonable, documented legal expenses and attorneys’ fees, paid or incurred by the Payee in collecting and enforcing this Note.

The Maker and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, and notice of dishonor or default with respect to this Note and the Loan Agreement or the performance of the obligations under this Note and/or the Loan Agreement.  No renewal or extension of this Note or the Loan Agreement, no release of any individual or entity primarily or secondarily liable on this Note or the Loan Agreement, including the Maker and any endorser, no delay in the enforcement of payment of this Note or the Loan Agreement, and no delay or omission in exercising any right or power under this Note or the Loan Agreement shall affect the liability of the Maker or any endorser of this Note.

No delay or omission by the Payee in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right.  The provisions of this Note may be waived or amended only in a writing signed by the Maker and the Payee.  This Note may be prepaid in whole or in part without premium or penalty.

This Note shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts made and to be performed in such State, without giving effect to the conflicts of laws principles.  The Payee and the Maker hereby irrevocably agree that any legal action, suit or other proceeding arising out of or relating to this Note shall be brought in the courts located in Orange County, California.

IN WITNESS WHEREOF, an authorized representative of the Maker has executed this Note as of the date first written above.

COMPOSITE TECHNOLOGY CORPORATION

By: ______________________________________
Name:  Benton H Wilcoxon
Title:  Chairman and CEO